Exhibit 5.01

Wendy Mahling Managing Attorney and Assistant Corporate Secretary 414 Nicollet Mall, 401-8 Minneapolis, Minnesota 55401 Phone: 612.215.4671 Fax: 612.215.4544

September 5, 2018

Xcel Energy Inc.

414 Nicollet Mall

Minneapolis, Minnesota 55401

Ladies and Gentlemen;

I am the Managing Attorney and Assistant Corporate Secretary of Xcel Energy Inc., a Minnesota corporation (the “Company”), and, as such, I and the attorneys that I supervise have acted as counsel for the Company in connection with the proposed issuance and sale of shares of the Company’s common stock, par value $2.50 per share, having an aggregate gross sales price of up to $300,000,000 (the “Shares”), through or to Barclays Capital Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, acting as sales agents (each, a “Sales Agent”), in one or more public offerings from time to time, pursuant to the terms of the Equity Distribution Agreement, dated September 5, 2018 (the “Distribution Agreement”), by and between the Company and the Sales Agents.

I, or attorneys that I supervise, have examined or are otherwise familiar with the Amended and Restated Articles of Incorporation of the Company, the Restated Bylaws of the Company, the Registration Statement on Form S-3 (File No. 333-224333) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission, to effect the registration of the Shares under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to which the Shares are to be issued, such corporate action in connection with the issuance of the Shares (the “Corporate Proceedings”) as have occurred as of the date hereof and such other documents, records and instruments as I have deemed necessary or appropriate for the purposes of this opinion letter.

Based upon the foregoing and assumptions that follow, I am of the opinion that the Shares have been authorized by all necessary corporate action of the Company and, when issued and delivered pursuant to the terms of the Distribution Agreement against payment of the consideration therefor as provided therein, will be validly issued, fully paid and nonassessable.

The foregoing opinions assume that at the time of delivery of the Shares, the Corporate Proceedings related thereto will not have been modified or rescinded and the issuance and sale of the Shares will not violate any issuance limitation in the Corporate Proceedings, and will otherwise comply with the Corporate Proceedings.

Xcel Energy Inc.

September 5, 2018

I express no opinion as to the laws of any jurisdiction other than the laws of the State of Minnesota and the federal laws of the United States of America. The opinions herein expressed are limited to the specific issues addressed and to laws existing on the date hereof. By rendering this opinion letter, I do not undertake to advise you with respect to any other matter or of any change in such laws or in the interpretation thereof which may occur after the date hereof.

I hereby consent to the filing of this opinion letter as Exhibit 5.01 to the Current Report on Form 8-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement. In giving such consent, I do not hereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Respectfully submitted,

By:	/s/ Wendy Mahling
Name:	Wendy Mahling
Title:	Managing Attorney and Assistant Corporate Secretary, Xcel Energy Inc.